Exhibit 10.10

May 14, 2019	ALIGOS THERAPEUTICS, INC.

Lucinda Y. Quan [Address]

RE: Confirmatory Employment Letter

Dear Lucinda:

This letter agreement (“Agreement”) is entered into between Lucinda Y. Quan (“you”) and Aligos Therapeutics, Inc. (the “Company” or “we”), effective as of October 16, 2018 (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. This Agreement supersedes and replaces any and all employment terms, compensation, or benefits you may have had or to which you may have been entitled prior to the Effective Date.

1.

Title; Position. You will continue to serve as the Company’s EVP, General Cousel & Head of Business Development & Operations. You also will continue to report to me, Lawrence Blatt, the Chief Executive Officer of the Company, or such other individual as the Company may designate, and will be initially headquartered in our offices located in San Francisco, California, except for such travel as may be necessary to fulfill your responsibilities. In the course of your employment with Company, you will be subject to and required to comply with all Company policies, and applicable laws and regulations. The Company requires that, as a full-time employee, you continue to devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please discuss that with the CEO in advance of accepting another position or consulting engagement, and the Company reserves the right to withhold its consent in its sole discretion.

2.

Base Salary. Your annual base salary will continue to be $325,000.00, (subject to required tax withholding and other authorized deductions). Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

3.

Bonus. In addition to your base salary, you may be eligible to earn an annual cash performance bonus, at the discretion of the Board, based on the attainment of performance metrics and/or individual performance objectives, in each case established and evaluated by the Company in its sole discretion. Your target annual bonus shall be 35% of your base salary, but the actual amount of your annual bonus may be more or less (and may equal zero), depending on the attainment of applicable performance criteria. Such annual bonus shall be paid within two and a half months following the year to which the annual bonus relates and will be contingent upon your continued employment through the end of the year to which the annual bonus relates. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

4.

Equity Awards. You will continue to be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.

Employee Benefits. You will continue to be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees, including, group health plans, life, disability and AD&D insurances, and a 401k Plan. In addition, during your employment, you will continue to be eligible for other standard benefits, such as paid time off and holidays to the extent applicable generally to other similarly situated employees of the Company. The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

6.

Severance. If your employment with the Company is terminated by the Company without Cause or you resign for Good Reason (each, as defined below), subject to your execution and delivery to the Company of a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release”) that becomes effective and irrevocable within sixty (60) days following such termination of employment, then you will be entitled to the following: (i) continued payment of your base salary at the rate in effect immediately prior to your date of termination during the period commencing on your termination date and ending on the six (6)-month anniversary of your termination date (the “Severance Period”), payable in substantially equal installments in accordance with the Company’s standard payroll policies, less applicable withholdings, with such installments to commence on the first payroll date following the date the Release becomes effective and irrevocable with the first installment to include any amount that would have been paid had the Release been effective and irrevocable on your termination date; (ii) if you elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents through the earlier of (A) the end of the Severance Period and (B) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) (and you agree to promptly notify the Company of such eligibility), provided that if the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, then, in lieu of the foregoing benefit, a taxable amount equal to each remaining Company subsidy payment will thereafter be paid to you in substantially equal monthly installments; (iii) each outstanding equity award held by you will automatically vest with respect to that number of shares that would have vested during the Severance Period had your employment continued; and (iv) each of your options to purchase the Company’s common stock that is vested as of your termination date (after giving effect to any applicable accelerated vesting) will remain exercisable until the earlier of the thirty-six (36)-month anniversary of your termination date or the original expiration date of the option. In addition, if your employment with the Company is terminated by the Company without Cause or you resign for Good Reason, in each case, within twelve (12) months following a Change in Control (as defined below), subject to your execution and delivery to the Company of a Release that becomes effective and irrevocable within sixty (60) days following such termination of employment, then each outstanding equity award held by you will automatically vest in full.

For purposes of this Agreement, “Cause” shall mean (i) material breach of any of your representations or obligations contained in this Agreement, including your willful failure or refusal to perform the job duties and responsibilities assigned to you by the Company, which if such material breach is reasonably susceptible of cure is not cured after thirty (30) days have elapsed following the date on which the Company gives you written notice of such breach; (ii) conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (iii) participation in a fraud, act of dishonesty or misappropriation or similar conduct against the Company; (iv) conduct that is materially injurious to the Company or its affiliates or subsidiaries, monetarily or otherwise; (v) improper use or disclosure of the Company’s confidential or proprietary information; or (vi) obtaining a direct or indirect personal benefit from the transfer or use of the Company’s trade secrets or intellectual property other than on the Company’s behalf.

For the purposes of this Agreement, “Change in Control” shall mean the consummation of any of the following: (x) the Company’s sale of all or substantially all of its assets, (y) a sale of all of the shares held by the stockholders or (z) any merger, consolidation, sale of a majority of the Company’s capital stock (other than in a transaction described in clause (y)) or other similar transaction involving the Company and as a result of which the holders of the Company’s capital stock immediately prior to the transaction will own less than 50% of the voting power of the Company’s capital stock.

For the purposes of this Agreement, “Good Reason” shall mean the continuance of any of the following events without your written consent: (i) any material breach of the terms of this Agreement by the Company; (ii) any material restriction or diminution in your duties or responsibilities; (iii) any change in the location of your principal place of employment that increases your one-way commute in excess of fifty (50) miles from your principal place of employment prior to such change; (iv) any material failure by the Company to pay your base salary, bonuses that you have earned, or benefits that you are entitled to receive under this Agreement, or any material reduction by the Company of your base salary under this Agreement, provided, however, that if the Company institutes a Company-wide reduction in salaries, bonuses and benefits for other executive management team members, such reduction shall not be deemed “material” for this definition. Notwithstanding the foregoing, your resignation shall not constitute a resignation for “Good Reason” unless (X) you provide advance written notice of such resignation to the Company within sixty (60) days of the initial occurrence of the event or action giving rise to Good Reason, (Y) such written notice specifies that your resignation is effective not less than thirty (30) days, nor more than sixty (60) days, after the date of the written notice, and (Z) the Company fails to remedy the basis for Good Reason prior to the date of resignation specified in the written notice.

Notwithstanding anything to the contrary contained in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) shall be payable pursuant to this Agreement unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Notwithstanding anything to the contrary contained in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence will be paid in a lump-sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Agreement shall be paid as otherwise provided herein. For purposes of Section 409A, your right to receive any installment payments under this Agreement as amended herein will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

7.

Proprietary Information and Inventions. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s Employee Proprietary Information and Invention Assignment you previously signed with the Company (the “PIIA”) still apply.

8.

At-Will Employment. Notwithstanding any of the above, your employment with the Company continues to be “at will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and the Chief Executive Officer of the Company.

9.

Miscellaneous. If you accept this Agreement, this Agreement and the PIIA shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this Agreement or PIIA or contrary to those contained in this Agreement or the PIIA that may have been made to you are expressly cancelled and superseded by this Agreement and PIIA. This Agreement shall be interpreted and construed in accordance with California law without regard to any conflicts of laws principles.

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return the Agreement to me. We look forward to the continuation of a productive and enjoyable work relationship.

Sincerely,

Aligos Therapeutics, Inc.

By:	/s/ Larence M. Blatt
Name:	Lawrence M. Blatt
Title:	Chief Executive Officer

Agreed to and accepted by:

/s/ Lucinda Y. Quan
Lucinda Y. Quan

5/15/2019 Date